Fundrise Innovation Fund, LLC N-CSR/A

Exhibit 99. CODEETH

FINANCIAL OFFICER CODE OF ETHICS

1.	Introduction

The reputation and integrity of Fundrise Innovation Fund, LLC (the “Fund”) are valuable assets that are vital to the Fund’s success. The Fund has adopted this Code of Ethics (the “Code”) to comply with Section 406 of the Sarbanes-Oxley Act of 2002 and the rules promulgated by the Securities and Exchange Commission (the “SEC”) thereunder. This Code is in addition to, not in replacement of, the Code of Ethics adopted by the Fund for access persons pursuant to Rule 17j-1 under the Investment Company Act of 1940 (the “1940 Act”).

The Fund requires its Principal Executive Officer, Principal Financial/Accounting Officer, or other Fund officers performing similar functions (collectively, the “Principal Officers”) to maintain the highest ethical and legal standards while performing their duties and responsibilities to the Fund, with particular emphasis on those duties that relate to the preparation and reporting of the financial information of the Fund. The principles and responsibilities below shall govern the professional conduct of the Principal Officers:

2.	Honest and Ethical Conduct

The Principal Officers shall act with honesty and integrity, avoiding actual or apparent conflicts of interest in personal and professional relationships, and shall report any material transaction or relationship that reasonably could be expected to give rise to such conflict between their interests and those of the Fund to the Audit Committee of the Board of Directors of the Fund (the “Board”) or to the full Board and, in addition, to any other appropriate person or entity that may reasonably be expected to deal with any conflict of interest in a timely and expeditious manner.

The Principal Officers shall act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing their independent judgment to be subordinated or compromised.

3.	Financial Records and Reporting

The Principal Officers shall provide full, fair, accurate, timely and understandable disclosure in the reports and/or other documents to be filed with or submitted to the SEC or other applicable body by the Fund, or that is otherwise publicly disclosed or communicated. The Principal Officers shall comply with applicable rules and regulations of federal, state, and local governments, and other appropriate private and public regulatory agencies.

The Principal Officers shall respect the confidentiality of information acquired in the course of their work and shall not disclose such information except when authorized or legally obligated to disclose. The Principal Officers will not use confidential information acquired in the course of their duties as Principal Officers.

The Principal Officers shall share knowledge and maintain skills important and relevant to the Fund’s needs; shall proactively promote ethical behavior of the Fund’s officers and with industry peers and associates; and shall maintain control over and responsibly manage assets and resources employed or entrusted to them by the Fund.

4.	Compliance with this Code of Ethics

The Principal Officers shall promptly report any violations of this Code to the Fund ’s Chief Compliance Officer (the “CCO”), the Audit Committee of the Board or the full Board and shall be held accountable for strict adherence to this Code. A proven failure to uphold the standards stated herein shall be grounds for such sanctions as shall be reasonably imposed by the Board.

Principal Officers who report violations or suspected violations in good faith will not be subject to retaliation of any kind. Reported violations will be investigated and addressed promptly and will be treated confidentially to the extent possible.

5.	Amendment and Waiver

This Code may only be amended or modified by approval of the Board. Any substantive amendment that is not technical or administrative in nature or any material waiver, implicit or otherwise, of any provision of this Code of Ethics, shall be communicated publicly in accordance with Item 2 of Form N-CSR under the 1940 Act.

6.	Questions about the Code

The Board has designated the CCO to implement and administer this Code. Any questions about this Code should be directed to the CCO.